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                                                                  EXHIBIT 10.19



August 16, 2000


Mr. Wesley B. Vance
895 Baywood Court
Columbus, Indiana  47201

Dear Wes:

         This letter sets forth the terms of our offer to you of employment by Diebold, Incorporated (the "Company"). If our offer is acceptable to you, please so indicate by signing and returning a copy of this letter to me.

1. POSITION AND TERM. Effective October 1, 2000, you will serve as President, Diebold, North America, reporting directly to the Chief Executive Officer of the Company. The term of your employment will continue for two years until October 1, 2002, with automatic one-year renewals thereafter, unless either you or the Company notifies the other in writing at least 90 days before a scheduled expiration date that the term is not to be renewed.

2. COMPENSATION. Your initial base salary will be at an annual rate of $370,000 ("Base Salary"). Commencing in 2001, you will be eligible to participate in the Company's Annual Incentive Plan with a maximum payout on an annual level of not less than 100% of Base Salary, subject to achievement of applicable performance measures and the terms and conditions of the plan.

3. BENEFITS. You will be eligible to participate in the Company's employee benefit and executive compensation plans in which senior executives of the Company participate, including, without limitation, retirement, health care (medical, life, disability and dental), 401(k) savings and supplemental executive retirement plans. Your participation will be subject to the terms and conditions of the applicable plans, including their eligibility rules. In addition, you will be provided with the opportunity to participate in a split-dollar life insurance arrangement at a level of not less than two times Base Salary, provided that you are insurable by the insurance carrier selected to provide insurance under such arrangement.

4. VACATION AND ADDITIONAL BENEFITS. You will be entitled to 20 days of paid vacation annually upon your employment. You will also be entitled to reimbursement for reasonable business expenses. You will also be provided a luxury class car, dues and initiation fees at one country club, and reimbursement for the costs of financial counseling up to $7,500 per year.

5. RELOCATION. You will be entitled to relocation benefits, including without limitation, a temporary housing allowance, in accordance with the Company's relocation policy applicable to senior executives. The Company will purchase or arrange to have purchased your existing home in Columbus, Indiana at a price equal to the average of the fair market values as reported in two appraisals submitted by appraisers jointly agreed to by you and the Company.



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Mr. Wesley B. Vance                                                    page -2-
August 16, 2000


6. SIGN-ON EQUITY AWARDS. As of the commencement date of your employment, you will be granted under the Company's 1991 Equity and Performance Incentive Plan, as amended and restated as of January 30, 1997 (the "Equity Incentive Plan") the following awards which shall be subject to the terms and conditions of the Equity Incentive Plan and the applicable standard grant agreements in use thereunder:

         a. Nonqualified stock option for 40,000 shares of the Company's common stock. Such option will become exercisable in equal installments on the first, second, third and fourth anniversaries of your employment commencement date.

         b. 8,300 restricted shares of the Company's common stock. Such shares shall vest in full on the third anniversary of your employment commencement date.

         c. 20,000 restricted shares of the Company's common stock. Fifty percent of such shares shall vest upon a 50% increase for a period of at least twenty-consecutive trading days in the closing price in the Company's common stock over that on your employment commencement date (or on the next preceding trading date if your employment commencement date is not a trading date), and an additional 50% vesting upon a 100% increase for a period of at least twenty-consecutive trading days. In any event, all shares will vest on the seventh anniversary of your employment commencement date.

7. SEVERANCE BENEFITS. You agree that your employment is on an at-will basis. If the Company terminates your employment other than by reason of death, disability or cause (meaning an intentional act of fraud, embezzlement, theft, damage to property, disclosure of confidential information or engagement in competitive activity or your gross negligence or misconduct, any of which is materially harmful to the Company, or your intentional and repeated failure to carry out your duties and responsibilities) prior to the end of your employment term, you will as your sole severance payment be entitled to continue to receive your Base Salary for 24 months following your termination and will be provided with health (including medical/hospital and dental) and life insurance benefits for 24 months following your termination on the same terms and conditions you were entitled to participate in such benefits prior to your termination. Such health and life insurance benefits, however, will be reduced by any comparable benefits you receive from another employer during such period. You will also be entitled to receive up to one year of outplacement services.

8. NON-COMPETITION AND NONSOLICITATION. You agree that during your employment and for a period of two years thereafter you will not, without prior written consent of the Company, be employed or otherwise engaged by or in any other business which is in competition with the Company's business (meaning any business which Company now or until the end of the two-year period following the termination of your employment actively engages, including without limitation, the design, manufacture, assembly, distribution, sale, service, or maintenance of the products listed in Exhibit A). You also agree that during your term of employment and for a period of two years thereafter not to induce or assist others in inducing any employee of the Company or its affiliates to gave up employment with the Company or its affiliates. In the event that the scope of these restrictions on you in this paragraph are found overly broad, you agree that a court should reform the restrictions by limiting them to the maximum reasonable scope.



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Mr. Wesley B. Vance                                                    page -3-
August 16, 2000


9. PROPRIETARY INFORMATION AND INVENTIONS. You realize that as an employee of the Company, you may create or have access to information, trade secrets, substances and inventions including confidential information relating to the business or interests of persons with whom the Company or its affiliated companies may have commercial, technical or scientific relationships ("Information") which is valuable to the Company or its affiliated companies and may lose its value if disclosed to third parties. Therefore, you agree to treat all such Information as confidential and belonging to the Company and will take all actions reasonably requested to confirm such ownership. You will not, without the prior written consent of the Company, disclose or use the same otherwise than in the course of your employment with the Company; this obligation shall continue until such Information becomes public knowledge through no fault on your part, regardless of whether you continue to be employed by the Company.

10. CHANGE IN CONTROL. You will be entitled to enter into an Employment Agreement providing for certain terms and conditions of your employment following a "Change in Control" of the Company as defined therein. After entering into such agreement, if there is an occurrence of a "Change in Control" as so defined, the terms of that agreement will control the terms and conditions of your employment rather than this letter.

11. STOCK OWNERSHIP GUIDELINES. You agree to comply during your employment with the Company's stock ownership guidelines, as amended from time to time, applicable to executives of the Company.

12. GOVERNING LAW. You agree that this letter agreement will be governed by the substantive laws of Ohio, without regard to conflict of laws principles.


Sincerely yours,

DIEBOLD, INCORPORATED

/s/Charles B. Scheurer

Charles B. Scheurer
Vice President Human Resources


Accepted and Agreed:

/s/Wesley B. Vance                                              8/20/00
-----------------------------                                   ---------------
Wesley B. Vance                                                 Date


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                                    EXHIBIT A


Automated Teller Machines
Teller Assist Devices
Physical Security Devices
         (including, without limitation, Vault Doors and Chests)
Electronics Funds Transfer Equipment
Point of Sale Equipment and Systems
Safe Deposit Boxes
Access Control Devices and Systems
Integrated Campus Access Management Devices and Systems
Surveillance Equipment and Systems
         (including, without limitation, Surveillance Cameras)
Remote Monitoring Systems
         (including, without limitation, Burglary, Robbery and Fire) Automated Monitoring, Dispensing and Reporting
         Devices and Systems for the Health Care Industry
Software Systems for the Above
Service and Maintenance of the Above
         (including, without limitation, First and Second Line Service)


The above list of products in this Exhibit A does not apply to general purpose computer hardware or peripherals such as mainframe computers, personal computers, printers, or application software such as spreadsheet, word processing and data base programs for general business or office use.